                                                                   EXHIBIT 10.3



                             TRIPLE NET LEASE AGREEMENT
                            (261 & 251 AUTO MALL DRIVE)


                                   BY AND BETWEEN



                          THE CHAISSON FAMILY TRUST R-501



                                        AND

                               JRJ INVESTMENTS, INC.
                                A NEVADA CORPORATION



                              DATED: NOVEMBER 1, 1997


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                                  TABLE OF CONTENTS

 1.  LEASE OF PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 2.  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     2.1 USE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     2.2 LIMITATION ON USES. . . . . . . . . . . . . . . . . . . . . . . .   1
     2.3 COMPLIANCE WITH PERMITS . . . . . . . . . . . . . . . . . . . . .   1

 3.  TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     3.1 COMMENCEMENT DATE . . . . . . . . . . . . . . . . . . . . . . . .   2
     3.2 RENEWAL OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . .   2
     3.3 EXERCISE OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . .   2
     3.4 ACCEPTANCE OF PREMISES. . . . . . . . . . . . . . . . . . . . . .   3

 4.  BASE RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     4.1 INITIAL BASE RENT . . . . . . . . . . . . . . . . . . . . . . . .   3
     4.2 RENT ESCALATIONS. . . . . . . . . . . . . . . . . . . . . . . . .   3
     4.3 OPTION RENT . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     4.4 PARTIAL MONTHS. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     4.5 NO OFFSET . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

 5.  UTILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

 6.  MAINTENANCE AND REPAIRS . . . . . . . . . . . . . . . . . . . . . . .   5

 7.  ALTERATIONS; LANDLORD BUILD-OUT . . . . . . . . . . . . . . . . . . .   6
     7.1 RESTRICTION ON ALTERATIONS. . . . . . . . . . . . . . . . . . . .   6
     7.2 REMOVAL AND SURRENDER OF FIXTURES AND TENANT ALTERATIONS. . . . .   6
     7.3 LANDLORD BUILD-OUT. . . . . . . . . . . . . . . . . . . . . . . .   7

 8.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     8.1 PERSONAL PROPERTY TAXES . . . . . . . . . . . . . . . . . . . . .   8
     8.2 REAL PROPERTY TAXES . . . . . . . . . . . . . . . . . . . . . . .   8

 9.  INSURANCE; WAIVER OF SUBROGATION. . . . . . . . . . . . . . . . . . .   9
     9.1 LIABILITY INSURANCE . . . . . . . . . . . . . . . . . . . . . . .   9
     9.2 PROPERTY INSURANCE. . . . . . . . . . . . . . . . . . . . . . . .   9
     9.3 POLICY REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . .   9
     9.4 WAIVER OF SUBROGATION . . . . . . . . . . . . . . . . . . . . . .  10

10.  FIRE OR CASUALTY. . . . . . . . . . . . . . . . . . . . . . . . . . .  10

11.  EMINENT DOMAIN. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     11.1 TAKING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

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11.2 TEMPORARY TAKING. . . . . . . . . . . . . . . . . . . . . . . . . . .  11

12.  ASSIGNMENT AND SUBLETTING . . . . . . . . . . . . . . . . . . . . . .  11
     12.1 PROHIBITION. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     12.2 NO NOVATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     12.3 JOINT AND SEVERAL OBLIGATIONS. . . . . . . . . . . . . . . . . .  12

13.  LANDLORD'S RIGHT OF ENTRY . . . . . . . . . . . . . . . . . . . . . .  12

14.  INDEMNIFICATION AND LIMITATION ON LIABILITY . . . . . . . . . . . . .  12
     14.1 INDEMNITY BY TENANT. . . . . . . . . . . . . . . . . . . . . . .  12
     14.2 LIMITATION ON LANDLORD'S LIABILITY . . . . . . . . . . . . . . .  13
     14.3 INDEMNITY BY LANDLORD. . . . . . . . . . . . . . . . . . . . . .  13

15.  TRANSFER BY LANDLORD. . . . . . . . . . . . . . . . . . . . . . . . .  13

16.  SUBORDINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     16.1 SUBORDINATION. . . . . . . . . . . . . . . . . . . . . . . . . .  13
     16.2 ATTORNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     16.3 NOTICE FROM TENANT . . . . . . . . . . . . . . . . . . . . . . .  14

17.  ESTOPPEL CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . .  14

18.  SURRENDER OF PREMISES AND REMOVAL OF PROPERTY . . . . . . . . . . . .  14
     18.1 NO MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     18.2 SURRENDER OF PREMISES. . . . . . . . . . . . . . . . . . . . . .  14
     18.3 DISPOSAL OF PROPERTY . . . . . . . . . . . . . . . . . . . . . .  14

19.  HOLDING OVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

20.  DEFAULTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . .  15
     20.1 DEFAULTS BY TENANT . . . . . . . . . . . . . . . . . . . . . . .  15
     20.2 LANDLORD'S REMEDIES. . . . . . . . . . . . . . . . . . . . . . .  16
     20.3 RE-ENTRY NOT TERMINATION . . . . . . . . . . . . . . . . . . . .  17
     20.4 DEFINITION OF TENANT . . . . . . . . . . . . . . . . . . . . . .  17

21.  INTEREST ON TENANT'S OBLIGATIONS; LATE CHARGES. . . . . . . . . . . .  17
     21.1 INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     21.2 LATE CHARGE. . . . . . . . . . . . . . . . . . . . . . . . . . .  18

22.  QUIET ENJOYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

23.  SIGNAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

24.  TENANT'S RECOURSE . . . . . . . . . . . . . . . . . . . . . . . . . .  18

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25.   CC&R'S. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

26.   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  19
      26.1  NO WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      26.2  LANDLORD'S RIGHT TO PERFORM . . . . . . . . . . . . . . . . . .  19
      26.3  TERMS; HEADINGS . . . . . . . . . . . . . . . . . . . . . . . .  19
      26.4  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . .  19
      26.5  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . .  19
      26.6  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      26.7  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . .  20
      26.8  TIME OF ESSENCE . . . . . . . . . . . . . . . . . . . . . . . .  20
      26.9  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . .  20
      26.10 ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . . . . . . .  20

                                   LEASE SUMMARY


     This lease summary is attached to the within lease for convenience of reference only and shall in no way be considered a part of said lease or used in the interpretation of any of the provisions contained therein.

DATE:               November 1, 1997

LANDLORD:           CHAISSON FAMILY TRUST R-501

TENANT:             JRJ INVESTMENTS, INC.

PREMISES:           261 & 251 Auto Mall Drive, Henderson, Nevada

TERM: Beginning on the Commencement Date and continuing for an initial Lease Term of ten (10) years.

RENEWAL OPTIONS:    Two (2) five (5)-year options.

COMMENCEMENT DATE:  The date first set forth above.

BASE RENT (NET):    Five Hundred Forty Thousand Dollars ($540,000) per
                    annum.

RENT ESCALATIONS:   CPI adjustments every two (2) years, with a
                    maximum adjustment of eight percent (8%) (i.e., four percent (4%) per annum). On the first day of the first Option Term, Base Rent is adjusted to the greater of (i) ten percent (10%) of the fair market value of the Premises or (ii) the rent for the last year of the initial Lease Term, increased by the CPI adjustment. Base Rent may also be increased pursuant to Section 7.3(c).

CONSTRUCTION OF     If Tenant wishes to construct improvements upon
IMPROVEMENTS:       the portion of the Premises known as 251 Auto Mall
                    Drive and referred to herein as Parcel 4B, Landlord has the first right to construct those improvements.


LANDLORD'S ADDRESS: 40 Innisbrook Avenue
                    Las Vegas, Nevada 89113
                    Attn:  Trustee

TENANT'S ADDRESS:   261 Auto Mall Drive
                    Henderson, Nevada 89014
                    Attn: President

                              TRIPLE NET LEASE AGREEMENT

     THIS LEASE is made and entered into as of this 1st day of November 1997, by and between the CHAISSON FAMILY TRUST R-501 (the "LANDLORD") and JRJ INVESTMENTS, INC., a Nevada corporation (the "TENANT").

   1.     LEASE OF PREMISES.

     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain parcels of real property, having a total of approximately five and 31/100 (5.31) acres, located in the Valley Auto Mall, Henderson, Nevada (consisting of: (A) 261 Auto Mall Drive, having approximately two and 85/100 (2.85) acres, sometimes referred to herein as "PARCEL 4A", and specifically described in Exhibit "A" attached hereto and incorporated herein by this reference, and (B) 251 Auto Mall Drive, having approximately two and 46/100 (2.46) acres, sometimes referred to herein as "PARCEL 4B", and specifically described in Exhibit "B" attached hereto and incorporated herein by this reference), together with all improvements thereon and appurtenances thereto (collectively, the "PREMISES"). The Premises do not include the signs currently attached to or built on any part of Parcel 4A because such signs have been purchased by, and remain the property of, Tenant.

     2.   PURPOSE.

       2.1 USE. The use of the Premises shall be limited to the operation of one or more motor vehicle dealerships with related amenities. The Premises shall be used for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

       2.2 LIMITATION ON USES. Tenant shall not use or occupy the Premises, or permit the use or occupancy of the Premises, in any manner or for any purpose which: (a) would violate any law or regulation of any governmental authority, or the provisions of any applicable governmental permit; (b) would violate the terms of or constitute a default under the Auto Mall Declaration of Protective Covenants (recorded as Instrument No. 00779 in Book 931027 in the Official Records of Clark County, Nevada), the Valley Auto Mall Declaration of Covenants, Conditions and Restrictions (recorded as Instrument No. 00280 in Book 950421 of such Official Records and amended pursuant to a certain First Amendment (recorded as Instrument No. 00835 in Book 950428 of such Official Records), a certain Second Amendment (recorded as Instrument No. 00889 in Book 950616 of such Official Records), and a certain Third Amendment (recorded as Instrument No. 01883 in Book 970827 of such Official Records) or other similar restrictive covenants which may now or hereafter burden the Premises (collectively, the "CC&R'S"); or (c) would constitute waste or otherwise materially and adversely affect the value of the Premises. Landlord agrees that it will not vote in favor of any future amendment to the CC & R's or any new restrictive covenants burdening the Premises without the consent of Tenant (which consent will not be unreasonably withheld). Tenant acknowledges that the CC&R's may never-the-less be amended, except with respect to Sections 5.05 and 9.02 thereof, without the approval of the Landlord.

       2.3 COMPLIANCE WITH PERMITS. Tenant shall procure and maintain any license or permit required for the lawful conduct of its business or other activity on the Premises, submit such license or permit for inspection by Landlord, if so requested, and comply at all times with all terms and conditions thereo f. The lease of the Premises shall be subject to all statutes, laws, ordinances and regulations applicable from time to time to the use, occupancy or possession of the Premises.

   3.     TERM.

       3.1 COMMENCEMENT DATE. The term of this Lease shall commence on the date first set forth above (the "COMMENCEMENT DATE") and shall end on the last day of the calendar month preceding the month in which the tenth annual anniversary of the Commencement Date occurs, subject to the exercise of Tenant's Renewal Options, unless sooner terminated pursuant hereto (the "LEASE TERM").

       3.2 RENEWAL OPTIONS. Landlord hereby grants the Tenant two (2) separate options (collectively "RENEWAL OPTIONS") to extend the Lease Term for periods of five (5) years each (the "OPTION TERMS"), which options shall be exercisable only by written notice delivered by Tenant to Landlord, provided that as of the date of delivery of such notice and as of the last day of the initial Lease Term (or first Option Term, as applicable), no uncured Event of Default exists. In no event shall Tenant be entitled to exercise the second Renewal Option unless Tenant has properly and timely exercised the first Renewal Option and in no event shall Tenant be entitled to extend the Lease Term beyond the second Option Term.

       3.3     EXERCISE OF OPTIONS.

               3.3.1 The first Renewal Option shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant may deliver written notice ("INTEREST NOTICE") to Landlord not less than eight (8) months prior to the expiration of the initial Lease Term stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice (if such notice is given), shall deliver notice (the "FAIR MARKET VALUE NOTICE") to Tenant on or before seven (7) months prior to the expiration of the initial Lease Term, which Fair Market Value Notice shall set forth Landlord's opinion of the Fair Market Value of the Premises, and
(iii) if Tenant wishes to exercise the first Renewal Option, Tenant shall, on or before the date occurring six (6) months prior to the expiration of the initial Lease Term, exercise the option by delivering written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Fair Market Value contained in Landlord's Fair Market Value Notice, in which case the parties shall follow the procedure, and the Fair Market Value shall be determined, as set forth in Sections 4.3.1 and
4.3.2 below. If Tenant fails to provide the Interest Notice pursuant to (i) above, Tenant shall not lose its rights pursuant to (iii) above and Landlord shall not have to provide the Fair Market Value Notice pursuant to (ii) above, and instead the Fair Market Value shall be determined pursuant to Sections 4.3.1 and 4.3.2 below. If Tenant provides the Interest Notice and Landlord responds with the Fair Market Value Notice and Tenant exercises the Renewal Option but does not object to the Fair Market Value contained in Landlord's Fair Market Value Notice as provided in Subsection 3.3.1(iii) above, the Fair Market Value shall be as set forth in Landlord's Fair Market Value Notice.

               3.3.2 Tenant's second Renewal Option shall be exercised, if at all, by written notice to Landlord not less than eight (8) months prior to the expiration of the initial Option Term.

       3.4 ACCEPTANCE OF PREMISES. By entering into possession of the Premises or any part thereof, Tenant shall be presumptively deemed to have accepted the Premises and to have agreed that the Premises are in satisfactory condition and in full compliance with the requirements of this Lease as of the date of such possession. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, including without limitation, any representation or warranty with respect to the suitability or fitness of the Premises for the conduct of Tenant's business.

   4.     BASE RENT.

          The basic annual rent payable to Landlord ("BASE RENT") shall be as set forth in this Article 4.

       4.1 INITIAL BASE RENT. Tenant shall pay Landlord Base Rent for the Premises in the amount of Five Hundred Forty Thousand Dollars ($540,000) per annum. Such initial Base Rent shall be payable in twelve (12) equal monthly installments of Forty-Five Thousand Dollars ($45,000), each installment being payable in advance on the first day of each calendar month beginning on the Commencement Date and continuing throughout the term of this Lease.

       4.2 RENT ESCALATIONS. Beginning upon the first day of the calendar month in which the second annual anniversary of the Commencement Date occurs, and on the same date of every second year thereafter during the Lease Term (subject to Sections 4.3 and 7.3(c) below) (each such date being referred to herein as an "ADJUSTMENT DATE"), the Base Rent shall be increased, but not decreased, to reflect increases in the Consumer Price Index for All Urban Consumers, all items, (1982-84=100), issued by the United States Department of Labor for Los Angeles-Anaheim-Riverside, California, or any renamed local index covering generally the same metropolitan area or any successor or substitute index appropriately adjusted (hereinafter, the "INDEX"). Each such increase pursuant to this Section 4.2 shall be calculated by multiplying the initial Base Rent set forth in Section 4.1 above by a fraction, the denominator of which shall be the Index for the month preceding the Commencement Date (the "BASE INDEX") and the numerator of which shall be the Index for the month preceding the Adjustment Date (the "ADJUSTMENT INDEX"). In no event shall Base Rent be increased pursuant to this Section 4.2 by more than four percent (4%) per annum. Each adjustment hereunder shall be made as soon as reasonably possible after the Adjustment Index becomes available (provided that no delay in making any adjustment shall constitute a waiver of Landlord's right to require that Tenant pay the adjusted Base Rent), and Tenant shall begin paying the adjusted Base Rent upon the first regularly scheduled rent payment date which is at least fifteen (15) days after notice of the adjustment is given by Landlord. Tenant's first payment of the adjusted Base Rent hereunder shall include any amounts which are necessary to retroactively adjust Base Rent from the Adjustment Date through such first date of payment.

       4.3 OPTION RENT. The Base Rent payable by Tenant shall be adjusted upon the commencement of the first Option Term to the greater of (i) ten percent (10%) per annum of the then "FAIR MARKET VALUE" for the Premises as of the commencement date of the first Option Term; or (ii) the Base Rent which would otherwise be payable as a result of the adjustment required by
Section 4.2 above, with the commencement of the first Option Term being the Adjustment Date for purposes of the computation of such adjustment. The term "FAIR MARKET VALUE" for the purposes of this Lease shall mean the amount that a willing seller would accept and a willing, unrelated buyer would pay for the Premises, without taking into account the need for any repair or restoration which is the obligation of Tenant pursuant to this Lease. Beginning upon the second annual anniversary of the commencement of the first Option Term, and every two (2) years thereafter throughout the first Option Term and the second Option Term, if any, the Base Rent payable by Tenant shall be adjusted in the manner described in Section 4.2 above.

               4.3.1 DETERMINATION OF FAIR MARKET VALUE. In the event Tenant timely and appropriately objects to the Fair Market Value Notice, or in the event Tenant timely exercises its first Renewal Option without first delivering an Interest Notice to Landlord, Landlord and Tenant shall attempt to agree upon the Fair Market Value. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's objection to the Fair Market Value Notice or within thirty (30) days following Tenant's exercise of the Renewal Option in the event Tenant does not deliver an Interest Notice (the "OUTSIDE AGREEMENT DATE"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Value and such determination shall be submitted to arbitration in accordance with Section
4.3.2 below, provided that Landlord's determination of Fair Market Value shall not be less favorable to Tenant than that specified in Landlord's Fair Market Value Notice (if applicable).

               4.3.2     ARBITRATION.

                    (a) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Landlord and Tenant do not mutually agree upon the Fair Market Value within five (5) business days of the exchange and opening of envelopes, then, within ten (10) business days of such exchange Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall be an M.A.I. real estate appraiser who shall have been active over the five year period ending on the date of such appointment in the appraisal of commercial projects in the Las Vegas Valley. Neither Landlord nor Tenant shall consult with such appraiser as to his or her opinion as to Fair Market Value prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Value for the Premises is the closest to the actual Fair Market Value for the Premises as determined by the arbitrator, taking into account the requirements of this Section 4.3 regarding the same. The arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines to be necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator, any market data and additional information that such party deems relevant to the determination of the Fair Market Value ("FMV DATA") and the other party may submit a reply in writing within five
(5) business days after receipt of such FMV Data.

                    (b) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Value, and shall notify Landlord and Tenant thereof.

                    (c) The decision of the arbitrator shall be binding upon Landlord and Tenant.

                    (d) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the District Court of Clark County, Nevada, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

                    (e) The cost of arbitration shall be paid by Landlord and Tenant equally.

       4.4 PARTIAL MONTHS. If the Term begins on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such beginning or ending month shall be prorated based upon the number of days in such month.

       4.5 NO OFFSET. Base Rent, together with all other sums due hereunder (herein called "ADDITIONAL RENT"), shall be paid to the Landlord without deduction or offset of any kind, and in advance and without demand (except as otherwise herein expressly provided) in lawful money of the United States at 40 Innisbrook Avenue, Las Vegas, Nevada 89113 or such other location or to such other person as Landlord may from time to time designate in writing. The Base Rent and Additional Rent may sometimes be referred to herein collectively as the "RENT." Except as specifically set forth in this Lease, (i) the rent shall be absolutely net to Landlord, and (ii) under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder.

   5.     UTILITIES.

          Tenant shall be solely responsible for and promptly pay all charges for telephone, electric, gas, sewer, water and all other services and utilities used or consumed on the Premises. If any such charges are billed to the Landlord, then Tenant shall make payment in the full amount billed to Landlord within fifteen (15) days after written demand from Landlord.

   6.     MAINTENANCE AND REPAIRS.

          Tenant shall, at Tenant's sole expense, keep the Premises and every part thereof (including, without limitation, the roof and structural elements of the Premises, plate glass, all electrical, plumbing, water, sewer and life safety systems of the Premises, and the parking areas, driveways and landscaping areas of the Premises) clean and in good condition and repair and in compliance with all applicable laws and regulations, as well as in compliance with the CC&R's, at all times during the Lease Term. Except as specifically provided herein, Landlord shall have no obligation to modify, alter, remodel, improve or repair the Premises or any part thereof.

Notwithstanding the foregoing, (i) Tenant's obligation with respect to the roof, structural elements and parking areas of the Premises shall be limited to maintenance and repair work, and, except as provided in Article 10 (Fire or Casualty), Tenant shall have no obligation to replace such items (such replacement, subject to Article 10, being the responsibility of Landlord if and to the extent required); and (ii) Tenant shall be required to alter the Premises to comply with applicable laws and regulations only to the extent that the required alteration is not generally applicable to all similar structures within the applicable jurisdiction but is instead made necessary by either (A) some other alteration proposed by Tenant; or (B) Tenant's specific use of the Premises. Any other alterations which are required by applicable law or regulation shall be performed by Landlord, provided that the cost of such work shall be amortized over the useful life of the alteration and that portion of such amortized cost which is allocable to the Lease Term shall be passed through to and paid by Tenant monthly as Additional Rent.

   7.     ALTERATIONS; LANDLORD BUILD-OUT.

       7.1 RESTRICTION ON ALTERATIONS. Tenant may make no alteration, repairs, additions or improvements in, to or about the Premises (collectively, "TENANT ALTERATIONS") (i) without the prior written consent of Landlord, and Landlord may impose as a condition to such consent such reasonable requirements as Landlord may deem necessary or desirable (provided that Landlord's consent shall not be required with respect to nonstructural alterations costing less than Twenty-Five Thousand Dollars ($25,000)); and
(ii) without first obtaining such consents and approvals as may be required by the CC&R's. Tenant shall pay to Landlord, Landlord's reasonable charges for reviewing and inspecting all Tenant Alterations to assure full compliance with all of Landlord's requirements. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any applicable laws, ordinances, codes, rules or regulations or with the requirements of the CC&R's. Further, Tenant shall indemnify, protect, defend and hold Landlord harmless from any loss, cost or expense, including attorneys' fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant Alterations. Tenant shall promptly pay all costs incurred in connection with all Tenant Alterations and shall not permit the filing of any mechanic's lien or other lien in connection with any Tenant Alterations. If a mechanic's lien or other lien is filed against the Premises, Tenant shall discharge or cause to be discharged (by bond or otherwise) such lien within thirty (30) days after Tenant receives notice of the filing thereof and shall not allow any such lien to be foreclosed upon. Tenant shall have the right to contest any mechanics' lien so long as Tenant posts the bond required to remove the lien from the Premises within the aforementioned thirty (30) day period. If a mechanic's lien or other lien is filed against the Premises and Tenant fails to timely discharge (by bond or otherwise) such lien, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within thirty (30) days following notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the Reference Rate, as defined in Section 20.2 below, plus two percent (2%) per annum, from the date of such payment by Landlord. Any increase in any tax, assessment or charge levied or assessed as a result of any Tenant Alterations shall be payable by Tenant.

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       7.2     REMOVAL AND SURRENDER OF FIXTURES AND TENANT ALTERATIONS.  All
Tenant Alterations and other work or improvements installed in the Premises which are attached to, or built into the Premises so that the same may not be removed without substantial damage to the Premises, including, without limitation, floor coverings, wall coverings, paneling, molding, doors (including garage doors), vaults, plumbing systems, electrical systems, mechanical systems, lighting systems, built-in communication systems and cabling and outlets for the systems mentioned above and for all telephone, radio, computer and television purposes, and any special flooring or ceiling installations, shall become the property of Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the Lease Term; provided that Landlord may, as a condition to approving any proposed alteration, require that such alteration be removed by Tenant upon the end of the Lease Term. Any articles of personal property including business and trade fixtures not attached to, or built into, the Premises, machinery and equipment, free-standing cabinet work, and movable partitions, which were installed by Tenant in the Premises at Tenant's sole expense and which were not installed in connection with a credit or allowance granted by Landlord or in replacement for an item which Tenant would not have been entitled to remove, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term as long as Tenant is not in default hereunder and provided that Tenant repairs any material damage to the Premises caused by such removal. For purposes of the insurance requirements of Section 9.2, Tenant shall be deemed to have an insurable interest in all Tenant Alterations in the Premises, as between Landlord and Tenant, but the same shall be surrendered with the Premises on termination of this Lease, as set forth above.

       7.3     LANDLORD BUILD-OUT.

               (a) If Tenant wishes to improve Parcel 4B by the construction of an automobile dealership and/or other buildings and related improvements ("TENANT'S PROPOSED PROJECT"), then, without limiting the foregoing terms and provisions of this Article 7, Tenant shall:

                  (i) so notify Landlord of its intent to construct Tenant's Proposed Project;

                 (ii) provide Landlord with a complete set of construction plans and specifications for Tenant's Proposed Project, prepared by a Nevada licensed architect, stamped by a Nevada licensed structural engineer, and approved in accordance with the CC&R's and by the City of Henderson, Nevada, zoning and building departments ("TENANT'S CONSTRUCTION DRAWINGS");

                (iii) provide Landlord with a proposed construction contract (the "PROJECT CONTRACT"), between Landlord and a contractor holding a valid Nevada unlimited general contractor's license (the "CONTRACTOR").
The Project Contract shall: (1) be subject to the reasonable approval of Landlord, (2) include a proposed start and completion date for the construction of Tenant's Proposed Project, and (3) include a requirement that the Contractor provide a performance bond in the amount of the Project Contract issued by a surety reasonably acceptable to Landlord. The Contractor shall be subject to the reasonable approval of Landlord; and

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

                 (iv) offer to Landlord the first opportunity to construct Tenant's Proposed Project ("TENANT'S OFFER NOTICE").

               (b) If Landlord elects to construct Tenant's Proposed Project, Landlord shall so notify Tenant within thirty (30) days after receiving Tenant's Offer Notice. If no such notice of acceptance is timely given by Landlord, Landlord shall be deemed to have waived its right to construct Tenant's Proposed Project and Tenant may proceed with the construction of Tenant's Proposed Project by the Contractor in accordance with Tenant's Construction Drawings and the Project Contract; PROVIDED, HOWEVER, if construction of the structural elements Tenant's Proposed Project (such as for example, the pouring of the floor slab for Tenant's Proposed Project, but specifically excluding grading and other mere site preparation work) is not commenced within two hundred ten (210) days after Tenant's Offer Notice is given, Tenant shall, in accordance with the procedures set forth herein, once again offer to Landlord the opportunity to construct Tenant's Proposed Project.

               (c) If Landlord elects to construct Tenant's Proposed Project, (i) Landlord shall authorize the Contractor to commence construction of Tenant's Proposed Project in accordance with Tenant's Construction Drawings and the Project Contract upon (1) receipt of the performance bond and (2) Tenant's assignment of Tenant's Construction Drawings to Landlord. Upon the issuance of a certificate of occupancy by the City of Henderson, Nevada, with respect to Tenant's Proposed Project, the monthly amount of Base Rent payable by Tenant shall be increased by an amount equal to one percent (1%) of the total out-of-pocket costs incurred by Landlord in the construction of Tenant's Proposed Project, including, without limitation all construction period interest charges and other fees and costs incurred in connection with financing obtained by Landlord for the construction of Tenant's Proposed Project. Such increased monthly Base Rent shall be subject to further increases pursuant to Sections 4.2 and 4.3 above.

               (d) Subject to the rental increase described in Paragraph 7.3(c), Landlord's construction of Tenant's Proposed Project shall be at Landlord's cost and expense; provided that Tenant shall pay (i) all permit fees and other costs of obtaining necessary governmental approvals; and (ii) all costs of constructing, purchasing and installing any personal property and trade fixtures and any other portion of Tenant's Proposed Project which do not become Landlord's property pursuant to Section 7.2 above.

               (e) Nothing contained in this Section 7.3 shall affect Landlord's approval rights or the other terms, provisions or conditions of Sections 7.1 and 7.2 above.

   8.     TAXES.

       8.1 PERSONAL PROPERTY TAXES. At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed upon Tenant's equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon Tenant's equipment, furniture, fixtures or other personal property, Tenant shall pay Landlord, upon written demand, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment.

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

       8.2 REAL PROPERTY TAXES. Tenant shall pay all real estate taxes, assessments (special or otherwise) and charges levied upon or with respect to the Premises; provided that any assessments shall be prorated so that only that portion of the assessment that is properly allocable to the Lease Term shall be payable by Tenant. Landlord, at Landlord's option, may pay such taxes to the taxing authority, in which event Tenant shall reimburse Landlord for all such payments within ten (10) days after written demand therefor from Landlord, or Landlord may provide Tenant with the billing from the taxing authority, in which event Tenant shall pay the taxes directly and provided proof of such payment to Landlord not later than ten (10) days prior to delinquency.

   9.     INSURANCE; WAIVER OF SUBROGATION.

       9.1 LIABILITY INSURANCE. Tenant shall at all times during the Lease Term and at its own cost and expense procure and continue workers' compensation insurance and bodily injury liability and property damage liability insurance adequate to protect Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. The limits of liability under the workers' compensation insurance policy shall be at least equal to the statutory requirements therefor and the limits of liability under the Employer's Liability Insurance policy carried by Tenant shall be at least One Million Dollars ($1,000,000). The general liability insurance for non-employees and for damage to property at all times shall be in an amount of not less than Five Million Dollars ($5,000,000), Combined Single Limit, for injuries to persons and property damage. Not more frequently than once each two (2) years, if, in the opinion of Landlord or Landlord's lender(s), the amount of public liability and property damage insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as reasonably required by either Landlord or Landlord's lender(s).

       9.2 PROPERTY INSURANCE. Tenant, at its sole cost and expense, shall at all times during the Lease Term maintain in effect policies of insurance covering (i) the Premises and all improvements and fixtures thereto (including plate glass), (ii) all leasehold improvements (including any Tenant Alterations), and (iii) all trade fixtures, merchandise and other personal property from time to time in, on or upon the Premises, all in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time during the term of this Lease, providing protection against any peril included within the classification "Fire and Extended Coverage," together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief and water damage caused by plumbing leakage or failure. Subject to the requirements of Landlord's lender(s), the proceeds of such insurance, so long as this Lease remains in effect, shall be used for the repair or replacement of the property so insured. The full replacement cost of the items to be insured under this Section 9.2 shall be determined by the company issuing the insurance policy at the time the policy is initially obtained, and shall be increased as reasonably requested by Landlord or Landlord's lender(s) from time to time.

       9.3 POLICY REQUIREMENTS. All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies, qualified to do business in the State of Nevada and reasonably acceptable to Landlord. Insurance companies rated A-9 or better by Best's Insurance Reports shall be deemed acceptable. Each policy shall have a deductible or deductibles, if any, which are no greater than those maintained by similarly situated tenants. Each

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

liability policy shall name Landlord as additional insured and each property insurance policy shall name Landlord and Landlord's lender(s) as loss payee with respect to the Premises and all Tenant Alterations and copies of all policies, together with certificates evidencing the existence and amounts of such insurance, shall be delivered to Landlord by Tenant at least five (5) days prior to Tenant's occupancy of any portion of the Premises. No such policy shall be cancelable except after thirty (30) days written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of any such policy, furnish Landlord with renewals or "binders" thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be paid by Tenant upon demand. Any policy may be carried under so-called "blanket coverage" form of insurance policies, provided any such blanket policy specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy. Neither the issuance of any such insurance policy nor the minimum limits specified in this Article 9 shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

       9.4 WAIVER OF SUBROGATION. Landlord and Tenant waive their respective right of recovery against the other for any direct or consequential damage to the property of the other, including, without limitation, its interest in the Premises, by fire or other casualty to the extent such damage is insured against under a policy or policies of insurance. Each such insurance policy carried by either Landlord or Tenant shall include such a waiver of the insurer's rights of subrogation. Such waiver shall in no way be construed or interpreted to limit or restrict any indemnity or other waiver made by Tenant or Landlord under the terms of this Lease with respect to any uninsured loss.

  10.     FIRE OR CASUALTY.

          (a) If any portion of the Premises is damaged by fire or other casualty, and the insurance proceeds paid with respect to such fire or casualty are made available to fund the cost of the restoration, Tenant shall repair such damage with reasonable diligence and in a manner consistent with the provisions of the CC&R's and any Underlying Mortgage, as hereinafter defined. All such insurance proceeds shall be held in a construction control account which is acceptable to Landlord and to the holder of any Underlying Mortgage and shall be disbursed to pay the costs of such repair.

          (b) If the whole of the improvements located on Parcel 4A, or such part thereof as shall prevent Tenant's continuation of the operation of its business therein, shall be damaged by fire or other casualty, and PROVIDED:
(i) Tenant is not in default beyond any cure period in any of its obligations hereunder, (ii) the insurance proceeds paid with respect to such fire and casualty are not made available to Tenant to fund the cost of the restoration, (iii) Landlord has constructed a Tenant's Proposed Project on Parcel 4B, and (iv) Tenant does not have "business interruption" or "business continuation" insurance, Base Rent shall be reduced to the amount of Base Rent calculated in accordance with Section 7.3(c) until such time as Landlord completes the restoration of the improvements to their condition immediately prior to the fire or other casualty.

          (c) If the whole of the improvements located on Parcel 4A, or such part thereof as shall prevent Tenant's continuation of the operation of its business therein, shall be damaged by fire or other casualty, and PROVIDED:
(i) Tenant is not in default beyond any cure period in any of its obligations hereunder, (ii) the insurance proceeds paid with respect to such fire and casualty are not made available to Tenant to fund the cost of the restoration, (iii) Landlord has not constructed a Tenant's Proposed Project on Parcel 4B, and (iv) Tenant does not have "business interruption" or "business continuation" insurance, Base Rent shall be abated until such time as Landlord completes the restoration of the improvements to their condition immediately prior to the fire or other casualty.

          (d) If the whole of a constructed Tenant's Proposed Project on Parcel 4B, or such part thereof as shall prevent Tenant's continuation of the operation of its business therein, shall be damaged by fire or other casualty, and PROVIDED: (i) Landlord has constructed the Tenant's Proposed Project, (ii) Tenant is not in default beyond any cure period in any of its obligations hereunder, (iii) the insurance proceeds paid with respect to such fire and casualty are not made available to Tenant to fund the cost of the restoration, and (iv) Tenant does not have "business interruption" or "business continuation" insurance, Base Rent shall be reduced to the amount being paid by Tenant immediately prior to the increase thereof in accordance with Section 7.3(c) until such time as Landlord completes the restoration of Tenant's Proposed Project at which time Base Rent shall again increase to the amount Tenant would be paying had the damage not occurred.

  11.     EMINENT DOMAIN.

      11.1 TAKING. In case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant's use and occupancy thereof, shall be taken by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, within sixty (60) days of receipt of notice of such taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not because of such taking assert any claim against Landlord for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant, provided, however, that Tenant shall be entitled to seek a separate award from the condemning authority to compensate Tenant for Tenant's moving expenses, business dislocation damages, Tenant's personal property and fixtures and any other award that would not reduce the award payable to Landlord.

      11.2 TEMPORARY TAKING. If all or any portion of the Premises are condemned or otherwise taken for public or quasi-public use for a limited period of time of not more than six (6) months, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, except that the Base Rent shall be abated in proportion to the area of the Premises which is unusable by Tenant during such temporary taking. Tenant shall be entitled to receive the entire award made in connection with any temporary condemnation or other taking attributable to any period within the Lease Term. Landlord shall be entitled to the entire award for any such temporary condemnation or other taking which relates to a period after the expiration of the Lease Term. If any such temporary condemnation or other taking terminates prior to the expiration of the Lease Term, Tenant shall restore the Premises as nearly as possible to the condition prior to the condemnation or other taking, at Tenant's sole cost and expense; provided that Tenant shall receive the portion of the award attributable to such restoration.

  12.     ASSIGNMENT AND SUBLETTING.

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

      12.1 PROHIBITION. Tenant acknowledges that the economic concessions and rental rates set forth in this Lease were negotiated by Landlord and Tenant in consideration of, and would not have been granted by Landlord but for, the specific nature of the leasehold interest granted to Tenant hereunder, as such interest is limited and defined by various provisions throughout this Lease, including, but not limited to, the provisions of this Article 12 which define and limit the transferability of such leasehold interest. Tenant further acknowledges and agrees that the leasehold estate granted to Tenant hereunder is not a transferable interest in property, and Landlord hereby reserves the right to receive any increased rental value of the Premises during the Lease Term as the same may be realized by any transfer of said estate. Tenant shall not directly or indirectly, voluntarily or involuntarily assign, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises (collectively, "ASSIGNMENT") or permit the Premises to be occupied by anyone other than Tenant or Tenant's employees or sublet the Premises (collectively, "SUBLEASE") or any portion thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, and any such attempted assignment, subletting, mortgage or other encumbrance without such consent shall be null and void and of no effect. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Assignment or Sublease. If Tenant is a corporation, an unincorporated association, a limited liability company or a partnership, any transfer, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership which results in a change in the effective control of such entity (such as a change of the general partner or a change in the ownership of the general partner of a limited partnership), shall be deemed an Assignment of this Lease.

      12.2 NO NOVATION. No Assignment or Sublease shall relieve Tenant of its obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder.

      12.3 JOINT AND SEVERAL OBLIGATIONS. Each assignee shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed for the Lease Term, including any Option Terms. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment which contains a covenant of assumption by the assignee reasonably satisfactory in substance and form to Landlord consistent with the requirements of this
Article 12, but the failure of refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.

  13.     LANDLORD'S RIGHT OF ENTRY.

          Landlord and its agents and representatives shall have the right, at all reasonable times, but in such manner as to cause as little disturbance to Tenant as reasonably practicable, to enter the Premises for purposes of inspection, to post notices of non-responsibility and to otherwise protect the interests of Landlord in the Premises.

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

  14.     INDEMNIFICATION AND LIMITATION ON LIABILITY.

      14.1 INDEMNITY BY TENANT. As a material part of the consideration to the Landlord for entering into this Lease, Tenant hereby assumes all risk of, and Tenant shall indemnify, protect, defend and hold harmless Landlord, its trustees, beneficiaries, agents and employees from and against, any and all claims, suits, demands, liability, damages and expenses, including reasonable attorneys' fees and costs, arising from or in connection with Tenant's use or alteration of the Premises or the conduct of its business or from any activity performed or permitted by Tenant in or about the Premises during the Lease Term or arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any breach or default in the performance of any obligations arising under or pursuant to the CC&R's or from any other act, neglect, fault or omission of Tenant or any of its officers, agents, directors, contractors, employees, licensees or invitees.

      14.2 LIMITATION ON LANDLORD'S LIABILITY. Except to the extent caused by the negligent or wrongful acts of Landlord, in no event shall Landlord be liable to Tenant for any injury to any person in or about the Premises or damage to the Premises or for any loss, damage or injury to any property of Tenant therein, including without limitation, any damage, injury or loss caused by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains or similar cause in, about or upon the Premises.

      14.3 INDEMNITY BY LANDLORD. Landlord shall indemnify, protect, defend and hold harmless Tenant and its officers, directors, shareholders, agents and employees from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys' fees and costs, arising from (i) Landlord's breach of its obligations under this Lease; or (ii) the negligent or wrongful acts of Landlord or its agents or employees, whether occurring during the Lease Term, prior to the Commencement Date, or after the expiration or earlier termination of this Lease.

  15.     TRANSFER BY LANDLORD.

          Landlord has the absolute right to transfer all or a part of its interest in this Lease to any successor. In the event of any sale or other transfer of Landlord's interest in the Premises, other than a transfer for security purposes only, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer; provided the transferee of such interest assumes Landlord's obligations under this Lease.

  16.     SUBORDINATION.

      16.1 SUBORDINATION. This Lease is subject and subordinate to all mortgages, trust deeds and ground leases (the "UNDERLYING MORTGAGES") which may now or hereafter be executed affecting the Premises and to all renewals, modifications, consolidations, replacements and extensions of any such Underlying Mortgages, provided that the subordination of this Lease to Underlying Mortgages which are executed after the Commencement Date shall be effective if, but only if, the holder of the Underlying Mortgage enters into a commercially reasonable non-disturbance agreement in favor of Tenant. Tenant shall execute promptly any certificate or document that Landlord may reasonably request to effectuate, evidence or confirm such subordination.

      16.2 ATTORNMENT. If Landlord's interest in the Premises is sold or conveyed upon the exercise of any remedy provided for in any Underlying Mortgage, or otherwise by operation of law then, subject to the terms of any applicable non-disturbance agreement: (a) this Lease will not be affected in any way and Tenant will attorn to and recognize the new owner as Tenant's Landlord under this Lease, and Tenant will confirm such attornment in writing within ten (10) days after request (Tenant's failure to do so will constitute a material breach of this Lease); and (b) the new owner shall not be (i) liable for damages for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance, or (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale or conveyance, unless Tenant has given the Lender written notice of such offset, abatement or reduction.

      16.3 NOTICE FROM TENANT. Tenant shall give written notice to the holder of any Underlying Mortgage whose name and address have been previously furnished to Tenant of any act or omission by Landlord which Tenant asserts as giving Tenant the right to terminate this Lease or to claim a partial or total eviction or any other right or remedy under this Lease or provided by law.

  17.     ESTOPPEL CERTIFICATES.

          Landlord and Tenant shall at any time and from time to time upon not less than fifteen (15) days prior notice by the other party, execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Base Rent and other charges have been paid in advance, if any, stating whether or not to the best knowledge of the certifying party, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the certifying party may have knowledge and containing any other information and certifications which reasonably may be requested by the requesting party or the holder of any Underlying Mortgage. Any such statement delivered by Tenant pursuant to this Article 17 may be relied upon by any prospective purchaser of the fee of the Premises or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrancer upon the Premises.

  18.     SURRENDER OF PREMISES AND REMOVAL OF PROPERTY.

      18.1 NO MERGER. The voluntary or other surrender of this Lease by Tenant, a mutual cancellation or a termination hereof, shall not constitute a merger, and shall, at the option of Landlord, terminate all or any existing subleases or shall operate as an assignment to Landlord of any or all subleases affecting the Premises.

      18.2 SURRENDER OF PREMISES. Upon the expiration of the Lease Term, or upon any earlier termination hereof, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the Premises are now or hereafter may be improved by Landlord or Tenant, reasonable wear and tear and casualty which is not to be restored by Tenant pursuant to this Lease excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises, all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to Landlord, and Tenant shall repair all material damage to the Premises resulting from such removal.

      18.3 DISPOSAL OF PROPERTY. In the event of the expiration of this Lease or other re-entry of the Premises by Landlord as provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the term of this Lease, or within five (5) days after a termination by reason of Tenant's default, shall be considered abandoned and Landlord may remove any or all of such property and dispose of the same in any commercially reasonable manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Tenant. If Tenant shall fail to pay the costs of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such places as Landlord, in its reasonable discretion, may deem proper, with notice to Tenant. In the event of such sale, Landlord shall apply the proceeds thereof, first, to the cost and expense of sale, including reasonable attorneys' fees; second, to the repayment of the cost of removal and storage; third, to the repayment of any other sums which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

  19.     HOLDING OVER.

          In the event Tenant holds over after the expiration of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and such month-to-month tenancy shall be subject to each and every term, covenant and agreement contained herein; provided, however, that Tenant shall pay as Base Rent during any holding over period, an amount equal to one hundred fifty percent (150%) of the Base Rent payable immediately preceding the expiration of the Lease Term. Nothing in this Article 19 shall be construed as a consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Lease Term or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over.

  20.     DEFAULTS AND REMEDIES.

      20.1 DEFAULTS BY TENANT. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

               (a) The failure by Tenant to pay the rent hereunder as and when due where such failure continues for five (5) days after notice thereof by Landlord to Tenant; provided, however, that such notice shall be in lieu of and not in addition to any notice required under Nevada law.

               (b)  The abandonment or vacation of the Premises by Tenant.

               (c) The failure by Tenant to provide estoppel certificates as herein provided.

               (d) The failure by Tenant to observe or perform any other provision of this Lease where such failure continues for thirty (30) days after notice thereof by Landlord to Tenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion.

               (e) Any action taken by or against Tenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); the making by Tenant of any general assignment for the benefit of creditors; the appointment of a trustee or receiver to take possession of all or any portion of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or the attachment, execution, or other judicial seizure of all or any portion of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within ninety (90) days.

               (f) Tenant's failure to vacate and surrender the Premises as required by this Lease upon the expiration of the Lease Term or termination of this Lease.

      20.2     LANDLORD'S REMEDIES.

               (a) In the event of any such default by Tenant, then, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant fifteen (15) days written notice of such election to terminate. In the event Landlord shall elect to so terminate this Lease, Landlord may recover from Tenant:

                  (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

                 (ii) the worth at the time of award of any amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

                 (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

                  (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

               (b) All "rent" (as defined in Section 4.5) shall be computed on the basis of the monthly amount thereof payable on the date of Tenant's default, as the same are to be adjusted thereafter as contemplated by this Lease. As used in paragraphs (i) and (ii) above, the "worth at the time of award" is computed by allowing interest in the per annum amount equal to the prime rate of interest or other equivalent reference rate from time to time announced by the Bank of America National Trust and Savings Association (the "REFERENCE RATE") plus two percent (2%), but in no event in excess of the maximum interest rate permitted by law. As used in paragraph (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

               (c) In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property therefrom by summary proceedings or otherwise; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

               (d) In the event of the vacation or abandonment of the Premises by Tenant, or in the event that Landlord elects to re-enter as provided in Paragraph (c) above or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, and if Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rent and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable, with the right to make reasonable alterations and repairs to the Premises. Nothing contained herein shall affect Landlord's obligation under law to use its reasonable efforts to mitigate its damages in the event of a default by Tenant.

               (e) In the event that Landlord shall elect to so relet as provided in Paragraph (d) above, then rentals received by Landlord from such reletting shall be applied: First, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any reasonable cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord.

Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

      20.3 RE-ENTRY NOT TERMINATION. No re-entry or taking possession of the Premises by Landlord pursuant to this Article 20 shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default of Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

      20.4 DEFINITION OF TENANT. As used in this Article 20, the term "TENANT" shall be deemed to include all persons or entities named as Tenant under this Lease, or each and every one of them. If this Lease has been assigned, the term "TENANT," as used in this Article 20, shall be deemed to include both the assignee and the assignor.

  21.     INTEREST ON TENANT'S OBLIGATIONS; LATE CHARGES.

      21.1 INTEREST. Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the lesser of two percent (2%) per annum in excess of the Reference Rate (as defined in Paragraph 20.2(b) above) or the maximum rate per annum which Landlord is permitted by law to charge, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

      21.2 LATE CHARGE. In the event Tenant is more than ten (10) days late in paying any installment of rent due under this Lease, Tenant shall pay Landlord a late charge equal to three percent (3%) of the delinquent installment of rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges and the payment of interest provided for in
Section 21.1 above are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments.

  22.     QUIET ENJOYMENT.

          Tenant, upon the paying of all rent hereunder and performing each of the covenants, agreements and conditions of this Lease required to be performed by Tenant, shall lawfully and quietly hold, occupy and enjoy the Premises during the Lease Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the provisions set forth in this Lease.

  23.     SIGNAGE.

          Subject to Article 7 above, Tenant, at Tenant's sole cost and expense, shall have the right to place signage upon the Premises as Tenant deems to be appropriate so long as such signage conforms to the requirements of the CC&R's.

  24.     TENANT'S RECOURSE.

          Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the land and buildings comprising the Premises (including any insurance proceeds and/or condemnation awards paid to Landlord with respect to the Premises), subject to prior rights of any mortgagee under an Underlying Mortgage, and no other procedures for the satisfaction of Tenant's remedies. Neither Landlord, nor any trustee or beneficiary thereof, shall have any personal liability of any kind or nature, directly or indirectly under or in connection with this Lease.

  25.     CC&R'S.

          Tenant acknowledges that this Lease and Tenant's rights hereunder are subject and subordinate to the CC&R's. Tenant shall comply with the CC&R's in all respects in its occupancy, alteration and use of the Premises. Without limiting the foregoing, Tenant shall pay all assessments which are made against the Premises pursuant to the CC&R's and all other amounts which may be due pursuant to the terms of the CC&R's not later than five (5) days prior to the date upon which the same are due (provided that such assessments and other amounts shall be reasonably prorated by Landlord so that Tenant shall pay those amounts which are properly allocable to the Lease Term), and Landlord agrees to provide Tenant with a copy of any assessment notice promptly after Landlord receives such notice from the assessing authority.

  26.     GENERAL PROVISIONS.

      26.1 NO WAIVER. The waiver by Landlord of any breach of any term, provision, covenant or condition contained in this Lease, or the failure of Landlord to insist on the strict performance by Tenant, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this Lease. The acceptance of rents hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant of any term, provision, covenant or condition herein, regardless of Landlord's knowledge of such breach or default at the time of acceptance of rent.

      26.2 LANDLORD'S RIGHT TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole expense and without abatement of rent. If Tenant shall fail to observe and perform any covenant, condition, provision or agreement contained in this Lease or shall fail to perform any other act required to be performed by Tenant, Landlord may, upon notice to Tenant, without obligation, and without waiving or releasing Tenant from any default or obligations of Tenant, make any such payment or perform any such obligation on Tenant's part to be performed. All sums so paid by

Landlord and all costs incurred by Landlord, including attorneys' fees, together with interest thereon in a per annum amount equal to two percent (2%) per annum in excess of the Reference Rate, but not in excess of the maximum rate permitted by law, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.

      26.3 TERMS; HEADINGS. The words "Landlord" and "Tenant" as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The headings or titles of this Lease shall have no effect upon the construction or interpretation of any part hereof.

      26.4 ENTIRE AGREEMENT. This instrument along with any exhibits and attachments or other documents affixed hereto, or referred to herein, constitutes the entire and exclusive agreement between Landlord and Tenant with respect to the Premises and the estate and interest leased to Tenant hereunder. This instrument and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this instrument.

      26.5 SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 12 relating to Assignment and Sublease, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto.

      26.6 NOTICES. All notices, consents, approvals, requests, demands and other communications (collectively "NOTICES") which Landlord or Tenant are required or desire to serve upon, or deliver to, the other shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery, or given by a nationally recognized overnight delivery service (such as Federal Express) with all fees prepaid, to the appropriate address indicated below, or at such other place or places as either Landlord or Tenant may, from time to time, designate in a written notice given to the other. If the term "Tenant" in this Lease refers to more than one person or entity, Landlord shall be required to make service or delivery, as aforesaid, to any one of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of delivery; provided that refusal to accept delivery of a notice shall constitute successful and effective delivery thereof. Any notice, request, communication or demand by Tenant to Landlord shall be addressed to the Landlord at 40 Innisbrook Avenue, Las Vegas, Nevada 89113, Attention:
Trustee, and if requested in writing by the Landlord, given or served simultaneously to the Landlord's mortgagee at the address specified in such request. Any notice, request, communication or demand by Landlord to Tenant shall be addressed to the Tenant at 2333 South Decatur Boulevard, Las Vegas, Nevada 89102. Rejection or other refusal to accept a notice, request, communication or demand or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, communication or demand sent.

      26.7 SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this Lease shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

      26.8 TIME OF ESSENCE. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

      26.9 GOVERNING LAW. This Lease shall be governed by, interpreted and construed in accordance with the laws of the State of Nevada.

     26.10 ATTORNEYS' FEES. If any action or proceeding is brought by Landlord or Tenant to enforce its respective rights under this Lease, the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees to be fixed by the court.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth in the first paragraph above.

LANDLORD:                              TENANT:

CHAISSON FAMILY TRUST R-501            JRJ INVESTMENTS, INC.,
                                       a Nevada corporation

By:                                    By:
   ----------------------------------     ------------------------------------
   James J. Chaisson, Trustee          Its:
                                           -----------------------------------

                                     EXHIBIT "A"

                                      PARCEL 4A

THAT PORTION OF LOT 4 OF "GIBSON WARM SPRINGS, A COMMERCIAL SUBDIVISION" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 58, PAGE 82 OF PLATS IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA, LYING WITHIN SECTION 11, TOWNSHIP 22 SOUTH, RANGE 62 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE CENTERLINE OF AUTO MALL DRIVE (51.00 FEET WIDE) WITH THE INTERSECTION OF THE CENTERLINE OF VALLEY MESA DRIVE (60.00 FEET WIDE) AS SHOWN BY "CERTIFICATE OF AMENDMENT" RECORDED AUGUST 3, 1995 IN BOOK 950803 OF OFFICIAL RECORDS AS INSTRUMENT NO. 01798 IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA; THENCE ALONG SAID CENTERLINE OF VALLEY MESA DRIVE, SOUTH 75DEG. 05'54" WEST, 70.99 FEET; THENCE SOUTH 14DEG. 54'06" EAST, 30.00 FEET TO THE POINT OF BEGINNING ON THE SOUTHERLY RIGHT-OF-WAY LINE OF VALLEY MESA DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE, NORTH 75DEG. 05'54" EAST, 15.49 FEET; THENCE ALONG SAID

RIGHT-OF-WAY LINE, CURVING TO THE RIGHT ALONG THE ARC OF A 30.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 90DEG. 00'00", AN ARC LENGTH OF 47.12 FEET TO A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF AUTO MALL DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE, SOUTH 14DEG. 54'06" EAST,
253.41 FEET; THENCE SOUTH 75DEG. 05'54" WEST, 430.50 FEET TO A POINT ON THE EASTERLY RIGHT-OF-WAY LINE OF VALLEY MESA DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE, THE FOLLOWING FOUR (4) COURSES: NORTH 14DEG. 54'06" WEST,
132.47 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 180.00 FOOT RADIUS CURVE, CONCAVE EASTERLY, THROUGH A CENTRAL ANGLE OF 13DEG. 18'42", AN ARC LENGTH OF 41.82 FEET; THENCE NORTH 01DEG. 35'24" WEST, 120.78 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 30.00 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY, THROUGH A CENTRAL ANGLE OF 87DEG. 41'34", AN ARC LENGTH OF 45.92 FEET TO A POINT OF REVERSE CURVATURE ON THE AFOREMENTIONED SOUTHERLY RIGHT-OF-WAY LINE OF VALLEY MESA DRIVE THROUGH WHICH A RADIAL LINE BEARS NORTH 03DEG. 53'50" WEST; THENCE ALONG SAID RIGHT-OF-WAY LINE, CURVING TO THE LEFT ALONG THE ARC OF A 1663.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY, THROUGH A CENTRAL ANGLE OF 11DEG. 00'16", AN ARC LENGTH OF
319.40 FEET TO THE POINT OF BEGINNING.

CONTAINING 2.85 ACRES

                                     EXHIBIT "B"

                                      PARCEL 4B

   ALL OF LOT FOUR (4) OF "GIBSON/WARM SPRINGS, A COMMERCIAL SUBDIVISION" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 58, PAGE 82 OF PLATS AND AMENDED BY THAT CERTAIN CERTIFICATE OF AMENDMENT RECORDED AUGUST 3, 1995, IN BOOK 950803 AS DOCUMENT NO. 01798 IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA.

AND EXCEPTING THEREFROM:

THAT PORTION OF LOT 4 OF "GIBSON WARM SPRINGS, A COMMERCIAL SUBDIVISION" AS SHOWN BY MAP THEREOF ON FILE IN BOOK 58, PAGE 82 OF PLATS IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA, LYING WITHIN SECTION 11, TOWNSHIP 22 SOUTH, RANGE 62 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE CENTERLINE OF AUTO MALL DRIVE (51.00 FEET WIDE) WITH THE INTERSECTION OF THE CENTERLINE OF VALLEY MESA DRIVE (60.00 FEET WIDE) AS SHOWN BY "CERTIFICATE OF AMENDMENT" RECORDED AUGUST 3, 1995 IN BOOK 950803 OF OFFICIAL RECORDS AS INSTRUMENT NO. 01798 IN THE CLARK COUNTY RECORDER'S OFFICE, CLARK COUNTY, NEVADA; THENCE ALONG SAID CENTERLINE OF VALLEY MESA DRIVE, SOUTH 75DEG. 05'54" WEST, 70.99 FEET; THENCE SOUTH 14DEG. 54'06" EAST, 30.00 FEET TO THE POINT OF BEGINNING ON THE SOUTHERLY RIGHT-OF-WAY LINE OF VALLEY MESA DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE, NORTH 75DEG. 05'54" EAST, 15.49 FEET; THENCE ALONG SAID RIGHT-OF-WAY LINE, CURVING TO THE RIGHT ALONG THE ARC OF A 30.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 90DEG. 00'00", AN ARC LENGTH OF
47.12 FEET TO A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF AUTO MALL DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE, SOUTH 14DEG. 54'06" EAST, 253.41 FEET; THENCE SOUTH 75DEG. 05'54" WEST, 430.50 FEET TO A POINT ON THE EASTERLY RIGHT-OF-WAY LINE OF VALLEY MESA DRIVE; THENCE ALONG SAID RIGHT-OF-WAY LINE, THE FOLLOWING FOUR (4) COURSES: NORTH 14DEG. 54'06" WEST, 132.47 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 180.00 FOOT RADIUS CURVE, CONCAVE EASTERLY, THROUGH A CENTRAL ANGLE OF 13DEG. 18'42", AN ARC LENGTH OF
41.82 FEET; THENCE NORTH 01DEG. 35'24" WEST, 120.78 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 30.00 FOOT RADIUS CURVE, CONCAVE SOUTHEASTERLY, THROUGH A CENTRAL ANGLE OF 87DEG. 41'34", AN ARC LENGTH OF 45.92 FEET TO A POINT OF REVERSE CURVATURE ON THE AFOREMENTIONED SOUTHERLY RIGHT-OF-WAY LINE OF VALLEY MESA DRIVE THROUGH WHICH A RADIAL LINE BEARS NORTH 03DEG. 53'50" WEST; THENCE ALONG SAID RIGHT-OF-WAY LINE, CURVING TO THE LEFT ALONG THE ARC OF A 1663.00 FOOT RADIUS CURVE, CONCAVE NORTHWESTERLY, THROUGH A CENTRAL ANGLE OF 11DEG. 00'16", AN ARC LENGTH OF 319.40 FEET TO THE POINT OF BEGINNING.

CONTAINING 2.46 ACRES

                                       B-1